Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-237131 on Form S-3 and No. 333-224030 on Form S-8 of our report dated March 23, 2022, relating to the consolidated financial statements of Homology Medicines, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 23, 2022